EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-       ) pertaining to the 2004 Long Term Incentive and Share Award Plan and 2004 Employee Stock Option Plan of Atlas Air Worldwide Holdings, Inc. and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements and schedule of Atlas Air Worldwide Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP
New York, New York April 18, 2006